MID PENN BANCORP, INC.

Exhibit 99.1

Mid-Atlantic Custom Peer Group

Company	City	State
ACNB Corporation	Gettysburg	PA
Arrow Financial Corporation	Glens Falls	NY
BCB Bancorp, Inc.	Bayonne	NJ
Canandaigua National Corporation	Canandaigua	NY
Chemung Financial Corporation	Elmira	NY
Citizens & Northern Corporation	Wellsboro	PA
Codorus Valley Bancorp, Inc.	York	PA
Community Financial Corporation	Waldorf	MD
Evans Bancorp, Inc.	Williamsville	NY
First Bank	Hamilton	NJ
Howard Bancorp, Inc.	Baltimore	MD
Mid Penn Bancorp, Inc.	Millersburg	PA
Orrstown Financial Services, Inc.	Shippensburg	PA
Parke Bancorp, Inc.	Sewell	NJ
Peoples Financial Services Corp.	Scranton	PA